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                                                                      EXHIBIT 23



The Manager and Member
DaimlerChrysler Services North America LLC:


We consent to incorporation by reference in the registration statement (No. 333-73570) on Form S-3 of CARCO Auto Loan Master Trust (the "Trust") of our report dated March 20, 2003, relating to the statements of assets, liabilities and equity arising from cash transactions of the Trust as of December 31, 2002 and 2001, and the related statements of cash receipts and disbursements for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of the Trust.

Our report dated March 20, 2003 contains an explanatory paragraph stating that the financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.



/s/  KPMG LLP

Detroit, Michigan
March 28, 2003